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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sonat Exploration GOM Inc.
(formerly Zilkha Energy Company):

We consent to the inclusion in the Form 8-K of El Paso Energy Corporation anticipated to be filed on October 29, 1999, of our report dated December 8, 1997, with respect to the Consolidated Balance Sheets of Zilkha Energy Company as of December 31, 1996 and 1995, and the related Consolidated Statements of Operations and Cash Flows for each of the years in the three-year period ended December 31, 1996.

Our report, dated December 8, 1997, refers to a change in accounting for oil and gas properties from the full cost method to the successful efforts method.


                                                 /s/ KPMG LLP
                                                     KPMG LLP

Houston, Texas
October 22, 1999